Novocure Announces Closing of $575 Million 0% Convertible Senior Notes Private Placement

Initial conversion price represents a premium of approximately 50%

St. Helier, Jersey – Novocure (NASDAQ: NVCR), a global oncology company striving to extend survival in some of the most aggressive forms of cancer, today announced the closing of its previously announced offering of $575 million aggregate principal amount of its 0% Convertible Senior Notes due 2025 (the “notes”), which includes the exercise in full by the initial purchasers of their option to purchase an additional $75 million aggregate principal amount of notes, in a private offering (the “offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

Novocure estimates that the net proceeds from the offering will be approximately $558.4 million, after deducting discounts, commissions and estimated offering expenses. Novocure intends to use the net proceeds to further advance its clinical and product development programs and to invest in associated pre-commercial and commercial activities, as well as for general corporate purposes.

The notes will be senior unsecured obligations of Novocure. The notes will not bear regular interest, and the principal amount of the notes will not accrete. Special interest, if any, payable in accordance with the terms of the notes will be payable in cash semiannually in arrears on May 1 and November 1, beginning on May 1, 2021. The notes will mature on November 1, 2025, unless earlier repurchased, redeemed or converted.

The notes will be convertible into cash, Novocure’s ordinary shares, or a combination of cash and Novocure’s ordinary shares at Novocure’s election. The initial conversion rate is 5.9439 shares of Novocure’s ordinary shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $168.24 per share of Novocure’s ordinary shares. The initial conversion price of the notes represents a premium of approximately 50% over the $112.16 closing price of Novocure’s ordinary shares on November 2, 2020.

Prior to November 6, 2023, Novocure may redeem the notes, in whole but not in part, only in the event of certain changes in tax law. On or after November 6, 2023, Novocure may redeem for cash all or any portion of the notes, at Novocure’s option, if the last reported sale price of Novocure’s ordinary shares has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Novocure provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date.
Prior to the close of business on the business day immediately preceding August 1, 2025, the notes are convertible at the option of the holders only upon the satisfaction of certain conditions and during certain periods. On or after August 1, 2025 until the close of the business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.
If Novocure undergoes a fundamental change (as defined in the indenture governing the notes), holders may require Novocure to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date. In addition, following certain corporate events that occur prior to the maturity date or if Novocure delivers a notice of redemption, Novocure will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption, as the case may be.
Neither the notes nor Novocure’s ordinary shares issuable upon conversion of the notes, if any, have been or will be registered under the Securities Act or the securities laws of any other jurisdiction. Neither the notes nor Novocure’s ordinary shares issuable upon conversion of the notes, if any, may be offered or sold in the United States absent registration under or an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and in the U.S. for the treatment of adult patients with malignant pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer, liver cancer, gastric cancer and glioblastoma.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include, but are not limited to, statements regarding the proposed terms of the offering, anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 27, 2020 and its Quarterly Report on Form 10-Q filed on April 30, 2020, as amended to date, with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Gabrielle Fernandes
gfernandes@novocure.com
603-206-7047

Media:
Jaclyn Stahl
jstahl@novocure.com
212-767-7516